AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 5, 2011 (this “Agreement”), is by and between ROBOCOM SYSTEMS INTERNATIONAL INC., a New York corporation (“Robocom”), and AGRIVEST AMERICAS, INC., a Delaware corporation and wholly-owned subsidiary of Robocom (“AgriVest”).  Robocom and AgriVest are hereinafter sometimes collectively referred to as the “Constituent Companies.”

WHEREAS, the Board of Directors of each Constituent Company deems it advisable and in the best interests of their respective Constituent Company that Robocom be merged with and into AgriVest under the laws of the State of New York and the State of Delaware, respectively;

WHEREAS, the Board of Directors of the Constituent Companies have approved the merger of Robocom with and into AgriVest and this Agreement, each by the Unanimous Written Consent of the Board of Directors;

WHEREAS, the shareholders of the Constituent Companies have approved the merger of Robocom with and into AgriVest and this Agreement; and

WHEREAS, Robocom and AgriVest wish to provide for the terms and conditions upon which a merger of Robocom with and into AgriVest will be consummated.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1   Surviving Corporation.  In accordance with the provisions of this Agreement, the Delaware General Corporation Law (the “DGCL”) and the New York Business Corporation (the “BCL”), at the Effective Time (as defined in Section 1.5 of this Agreement), Robocom shall be merged with and into AgriVest (the “Merger”), and AgriVest shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware.  At the Effective Time the separate existence of Robocom shall cease.

1.2   Certificate of Incorporation; By-Laws.  The Certificate of Incorporation and the By-Laws of AgriVest, each as in effect immediately prior to the Effective Time (the forms of which are attached hereto as Exhibits A and B, respectively), shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation until thereafter amended as provided by law.  No amendments or changes in the Certificate of Incorporation of the Surviving Corporation will be effected by the Merger.

1.3   Directors.  The directors of the Surviving Corporation at the Effective Time shall be the directors of AgriVest.  Such directors will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

1.4   Officers.  The officers of the Surviving Corporation at the Effective Time shall be the officers of AgriVest.  Such officers will hold the respective offices until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

1.5   Effective Time.  AgriVest shall file a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 252 of the DGCL in substantially the form attached hereto as Exhibit C, and shall file a certificate of merger with the Secretary of State of the State of New York in accordance with Section 907 of the BCL in substantially the form attached hereto as Exhibit D.  The Merger shall become effective at 12:01 a.m., New York City time, on or about December 5, 2011 in accordance with the DGCL and BCL, or such later date mutually agreed by the Constituent Companies, at which time the certificate of merger will be filed with the Delaware Secretary of State and the certificate of merger will be filed with New York Secretary of State to effectuate the Merger.

1.6   Effect of Merger.  The Merger shall have all of the effects as set forth in Section 252 of the DGCL and Article 9 of the BCL.

1.7    Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall believe or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, the Surviving Corporation's right, title or interest in, to or under any of the rights, properties or assets of the Constituent Companies acquired or to be acquired as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the Constituent Companies and their proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to undertake all acts necessary or proper to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the surviving corporation are fully authorized in the name of the Constituent Companies or otherwise to take any and all such action.

ARTICLE 2

CONVERSION AND CANCELLATION OF SHARES

2.1   Conversion of Common Stock.  Every two (2) shares of the common stock, par value $0.01 per share, of Robocom that shall be issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith be changed and converted into one (1) share of validly issued, fully paid and nonassessable shares of the common stock, par value $0.001 per share, of the Surviving Corporation and such shares of Robocom shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist.  No fractional certificates will be issued in connection with the Merger. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Robocom Common Stock not evenly divisible by the conversion ratio described in the previous sentence, will be entitled to receive one whole share of the common stock, par value $0.001 per share, of the Surviving Corporation in lieu of a fractional share.

2.2   Cancellation of AgriVest Common Stock.  Each share of the common stock, par value $0.001 per share, of AgriVest that shall be issued and outstanding and held by the Robocom immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Robocom, be canceled and retired and cease to exist.

ARTICLE 3

CLOSING CONDITIONS

3.1   Shareholder Approval.  The respective obligations of each Constituent Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the condition that the shareholders of each Constituent Company shall have duly adopted this Agreement, if such adoption is required by the DGCL and/or the BCL.

3.2   Consents.  All authorizations, consents and approvals required to be obtained in order to permit the consummation of the Merger shall have been obtained.

ARTICLE 4

TERMINATION AND ABANDONMENT

4.1   Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of either Constituent Company, by consent of the Board of Directors of each Constituent Company.

4.2   Effect of Termination.  If this Agreement is terminated pursuant to this Article 4, this Agreement shall become void and of no force and effect and the Merger shall be abandoned without further action by any of the parties hereto.  If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement.

ARTICLE 5

MISCELLANEOUS

5.1   Amendment and Modification.  The Board of Directors of the Constituent Companies may by written agreement amend this Agreement at any time prior to the Effective Time, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of any Constituent Company shall not alter or change (a) the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Company, (b) any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (c) any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holder of any class or series thereof of such Constituent Company.

5.2   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within Delaware.

5.3   Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

5.4   Interpretation; Definitions.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

5.5   Entire Agreement.  This Agreement, including the documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.
ROBOCOM SYSTEMS INTERNATIONAL INC.

By:	/s/ Irwin Balaban
Irwin Balaban
President

AGRIVEST AMERICAS, INC.

By:	/s/ Irwin Balaban
Irwin Balaban
President

EXHIBIT A

CERTFICATE OF INCORPORATION OF
AGRIVEST AMERICAS, INC.

EXHIBIT B

BY-LAWS OF AGRIVEST AMERICAS, INC.

EXHIBIT C

NEW YORK CERTIFICATE OF MERGER

EXHIBIT D

DELAWARE CERTIFICATE OF MERGER